U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Hohnholt, John F.
   7990 West IH 10
   San Antonio, TX  78230
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   01/29/98
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   Valero Energy Corporation
   VLO
5. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
6. If Amendment, Date of Original (Month/Day/Year)

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock ($.01 par value)              |6,444(1)              |D               |                                               |
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Common Stock ($.01 par value)              |7,177.03              |I(2)            |401(k) plan and other plans                    |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|01/20/94 |01/20/03 |Common Stock           |5,975    |$15.5252  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|07/21/95 |07/21/04 |Common Stock           |15,085   |$12.7215  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|05/30/97 |05/30/06 |Common Stock           |7,468    |$18.4545  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(3)      |03/13/07 |Common Stock           |22,404   |$21.7186  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Performance Shares (awar|(4)      |01/29/01 |Common Stock           |3,000    |n/a       |D            |                           |
d)                      |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) Includes 1,500 shares of restricted stock awarded effective October 1, 1997 and 2,700 shares of restricted stock awarded effective January 29,
1998 under the Valero Energy Corporation Executive Stock Incentive
Plan.
(2) The information reported is based on plan balances as of December 31, 1997. The information does not reflect transactions and holdings subsequent to that date that are eligible for deferred reporting on Form
5.
(3) Options vest one-third annually commencing March 13,
1998.
(4) Award of performance shares under the Valero Energy Corporation Executive Stock Incentive Plan. The performance shares vest incrementally over a three year period and are payable in common stock in amounts ranging from zero to 200 percent of the performance shares.
SIGNATURE OF REPORTING PERSON
/s/ John F. Hohnholt
DATE
02/06/98